Exhibit 99.2

News Release

Qualcomm Licenses Rambus CryptoManager™ Key and Feature Management
Security Solution

Security Engine is licensed for use with Qualcomm SoCs;

Infrastructure Suite is licensed for use as part of manufacturing process

SUNNYVALE, Calif. - June 11, 2014 - Rambus Inc. (NASDAQ:RMBS) today announced that Qualcomm Global Trading Pte. Ltd., a subsidiary of Qualcomm Incorporated, has entered into a license for the CryptoManager™ security and feature management platform developed by the Cryptography Research (CRI) division of Rambus (see related Rambus release also issued today). The CryptoManager solution will provide Qualcomm Incorporated and its subsidiaries with an advanced key provisioning hardware solution for their integrated circuit systems on a chip (SoCs), as well as an Infrastructure Suite for security throughout the SoC manufacturing processes.

“Qualcomm’s position as an industry leader is underscored by its commitment to innovation and security,” said Paul Kocher, president and chief scientist for the Rambus Cryptography Research division. “I am excited that our CryptoManager solutions can help Qualcomm continue to provide technologies that power the mobile devices that play a critical role in our connected lives.”

“Our dedication to security is a key component in our ongoing efforts to enable our customers to create innovative and trusted mobile devices,” said Raj Talluri, senior vice president of product management for Qualcomm Technologies, Inc., a subsidiary of Qualcomm Incorporated. “The CryptoManager platform will help provide us with a secure solution that can manage silicon features, provision secret keys, and help our customers manage sensitive data and content on mobile devices.”

The CryptoManager Security Engine addresses critical chip and device security needs, including the provisioning and management of cryptographic keys across the chip and device supply chain. The CryptoManager infrastructure provides a unified platform across all provisioning locations and detailed visibility into operations. With the solution, chip and device makers can better cooperate to address advanced device personalization needs while ensuring the security of secret keys and sensitive data.

For additional information on the CryptoManager platform, please visit rambus.com.

Follow Rambus

Company website: www.rambus.com

Rambus blog: www.rambus.com/news-events/blog

Twitter: @rambusinc

LinkedIn: www.linkedin.com/company/rambus

Facebook: www.facebook.com/RambusInc

About Cryptography Research, Inc.

Cryptography Research, Inc. (CRI), a division of Rambus Inc., is a leader in semiconductor security research and development. Established by internationally renowned cryptographer Paul Kocher, CRI develops and licenses innovative technologies in areas including tamper resistance, content protection, anti-counterfeiting, network security, and financial services. Over seven billion security products are made each year under license from CRI. Security systems designed by CRI scientists and engineers protect hundreds of billions of dollars in commerce annually. Additional information is available at cryptography.com.

About Rambus

Rambus brings invention to market. Our customizable IP cores, architecture licenses, tools, services, and training improve the competitive advantage of our customer’s products while accelerating their time-to-market. Rambus products and innovations capture, secure and move data. For more information, visit rambus.com.

##

Press contacts:

Darah Roslyn or Sam Katzen

MSLGROUP

(415) 512-0770

rambus@schwartzmsl.com